UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2016
GENMARK DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34753	27-2053069
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5964 La Place Court Carlsbad, California	92008
(Address of principal executive offices)	(Zip Code)

760-448-4300
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On January 28, 2016, Clinical Micro Sensors, Inc., a wholly owned operating subsidiary of GenMark Diagnostics, Inc. (“GenMark”), Illumina, Inc. (“Illumina”), and Advanced Liquid Logic Inc. (“ALL”), a wholly-owned subsidiary of Illumina, entered into an amendment (the “Amendment”) to the Development Collaboration and License Agreement dated as of July 26, 2012 by and between GenMark and ALL (the “Agreement”). Pursuant to the Amendment, the parties have confirmed the completion of all development-related activities under the Agreement. In addition, ALL and Illumina have agreed to transfer to GenMark all know-how, technical information and materials used by ALL and Illumina to manufacture and supply the products currently supplied by Illumina to GenMark (“Technology Transfer”) that incorporate ALL’s proprietary digital microfluidics technology licensed by GenMark under the terms of the Agreement (the “ALL Technology”). The Amendment also establishes the royalty rate GenMark will be required to pay ALL following Technology Transfer on certain net sales of GenMark’s products which incorporate the ALL Technology.

The foregoing description of the terms of the Amendment is qualified in its entirety by reference to the text of such document, a copy of which will be filed in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”), with portions omitted and filed separately with the SEC pursuant to a request for confidential treatment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENMARK DIAGNOSTICS, INC.

Date: February 3, 2016	/s/ Eric Stier
Eric Stier
Senior Vice President, General Counsel and Secretary